MILLIMAN VARIABLE INSURANCE TRUST 485BPOS

EX-28.j.i

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated March 1, 2022, relating to the financial statements of Milliman 6-Year Buffered S&P 500 with Par Up Outcome Fund - Jul (I) and Milliman 6-Year Parred Down S&P 500 with Par Up Outcome Fund - Jul (I), each a series of Milliman Variable Insurance Trust, as of December 31, 2021, and to the references to our firm under the headings “Investment Advisory and Other Services” and “Financial Statements” in the Statement of Additional Information.

/s/ Cohen & Company

COHEN & COMPANY, LTD.

Cleveland, Ohio

April 14, 2022